FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
January 25, 2006	(573) 778-1800

SOUTHERN MISSOURI BANCORP (SMBC) REPORTS ON
Second Quarter Net Income

Declaration of Quarterly Dividend

Opening of a Branch in Sikeston, Missouri, a New Market

          Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the second quarter of fiscal 2006 of $679,000, or $.30 per diluted share as compared to $.38 per diluted share earned during the same period of the prior year. The decrease in diluted earnings per share was primarily due to a 30.3% decrease in non-interest income and a 7.7% increase in non-interest expense, partially offset by the 10.5% decrease in provision for loan losses. In the December 2004 quarter, the Company recognized combined income of $153,000 after tax, or $.06, per diluted share from the sale of equities and dividends earned on those equities, with no such corresponding transactions in the December 2005 period. Net income for the first six months of fiscal 2006 was $1.4 million, or $.60 per diluted share, as compared to $.73 per diluted share earned during the same period of the prior year. The decrease in diluted earnings per share was primarily due to a 26.3% decrease in non-interest income and a 6.6% increase in non-interest expense, partially offset by the 16.3% decrease in provision for loan losses. In the first six months of fiscal 2005, the Company recognized combined income of $257,000 after tax, or $.11, per diluted share from the sale of equities and dividends earned on those equities, with no such corresponding transactions in the December 2005 period.

          Dividend Declared:

          The Board of Directors and management believe the continuation of a quarterly dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects. Therefore, they are pleased to announce the 47th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on February 28, 2006 to shareholders of record at the close of business on February 15, 2006.

          Opening of a Branch in a New Market Area:

          The Company is also pleased to announce the opening of a branch in Sikeston, Missouri on January 19, 2006. The branch is located in a new market area, which has $500.0 million in deposits. Management anticipates growth of approximately $7.0 million to $10.0 million in loans and deposits in the first year and to reach break-even operations in eleven months. The Company will continue to pursue growth in its current market areas and evaluate de novo branching opportunities.

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          Balance Sheet Summary:

          The Company experienced balance sheet growth with total assets increasing $17.8 million, or 5.4%, to $348.2 million at December 31, 2005, as compared to $330.4 million at June 30, 2005. This growth was attributed primarily to increases in the balance of the loans, investments and cash. Asset growth has been funded primarily with deposits.

          Loans, net of allowance for loan losses, as of December 31, 2005 increased $8.3 million to $275.9 million, or 3.1%, as compared to $267.6 million at June 30, 2005. The increase in the loan portfolio reflects growth in the balances of commercial real estate and one-to-four-family residential loans of $5.7 million and $2.9 million, respectively. Asset quality remains relatively strong with net loan charge-offs for the first six months of fiscal 2006 totaling .07% of average loans compared with .03% last year. Our allowance for loan loss at December 31, 2005 totaled $2.0 million, representing .74% of net loans and 466.8% of non-performing loans.

          Cash balances, as of December 31, 2005, increased $7.2 million to $11.1 million, or 185.2%, as compared to $3.9 million at June 30, 2005. Cash growth is attributed to deposit growth, partially offset by the growth in the loan and investment portfolios and the decreases in overnight FHLB advances and securities sold under agreements to repurchase. The Company anticipates lower cash balances in the next quarter.

          Total liabilities increased $17.1 million to $322.5 million as compared to $305.4 million at June 30, 2005. Deposits increased $28.6 million to $253.3 million, or 12.7%, at December 31, 2005 as compared to $224.7 million at June 30, 2005. The increase in deposits was primarily due to the $18.2 million increase in CDs, which resulted from promotional term/ rate CDs, including the purchase of $7.8 million in brokered deposits, an $8.4 million increase in the Money Market Passbook and a $7.2 million increase in checking accounts, partially offset by decreases in money market and saving accounts of $4.4 million. FHLB advances decreased $9.5 million to $52.0 million as compared to $61.5 million at June 30, 2005. Securities sold under agreements to repurchase decreased $2.7 million to $8.1 million, from $10.8 million at June 30, 2005. The average loan to deposit ratio for the quarter was 124.7% as compared to 129.3% for the same period of the prior year.

          The Company's stockholders' equity increased $732,000, to $25.7 million at December 31, 2005 from $25.0 million at June 30, 2005. The increase was primarily due to net income, partially offset by cash dividends and the decrease in market value of the investment portfolio.

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          Income Statement Summary:

          The Company's net interest income decreased for the three and six month periods ended December 31, 2005 by $57,000 and $32,000, respectively, as compared to the same periods of the prior year. The decrease was primarily due to a decrease in the average interest rate spread. The net interest rate spread for the three and six month periods ended December 31, 2005 was 2.58% and 2.66% as compared to 2.95% and 2.90% for the for the same periods of the prior year. The decrease in net interest rate spread for the three month period ended December 31, 2005 resulted from an 81 basis point increase in the average rate paid on interest bearing liabilities to 3.60%, partially offset by a 44 basis point increase in the average rate paid on interest earning assets to 6.18% and an 8.0% increase in average earning assets. The decrease in net interest rate spread for the six month period ended December 31, 2005 resulted from a 72 basis point increase in the average rate paid on interest bearing liabilities to 3.45%, partially offset by a 48 basis point increase in interest earning assets to 6.11% and a 6.1% increase in average earning assets. Net interest rate spread compression during 2005 was primarily the consequence of interest rates rising faster on deposits than on loans and investments. The Federal Reserve's monetary policy by virtue of which the Fed has been gradually increasing short-term interest rates, the flattening of the "yield curve" where shorter-term interest rates have caught up with longer-term interest rates, and stiff competition among banks in our highly competitive market areas were major factors driving this compression.

          The Company's non-interest income for the three and six month periods ended December 31, 2005 decreased $231,000 and $382,000, respectively, which represented 30.3% and 26.3% decreases as compared to the same periods of the prior year. The decrease was primarily due to the three and six month periods of the prior year results included $233,000 and $393,000, respectively in gains realized on sale of equity investments and dividend income received on those equities.

          Non-interest expense for the three and six month periods ended December 31, 2005 increased $124,000 and $213,000, respectively, which represents a 7.7% and 6.6% increase as compared to the same periods of the prior year. Non-interest expense increased due to higher compensation expenses, occupancy expenses and expenses related to technology enhancements.

          As a result of a lower net interest rate spread and lower non-interest income, the efficiency ratio increased to 60.5% and 60.2% for the three and six month periods ended December 31, 2005 as compared to 50.9% and 52.7% for the same periods of the prior year. The efficiency ratio measures non-interest expenses as a percentage of revenues. The Company continues to evaluate opportunities to become more efficient.

          The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company is not actively purchasing shares of its common stock at this time, but market conditions, business opportunities and other economic conditions may alter our outlook on repurchasing common stock.

          Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
Unaudited Condensed Consolidated Financial Information

Selected Financial Data at:	December 31, 2005		June 30, 2005

Total assets		$348,206,000	$330,360,000
Available-for-sale securities		36,552,000	34,700,000
Loans, net		275,857,000	267,568,000
Allowance for losses on loans		2,037,000	2,017,000
Non-performing assets		726,000	658,000
Deposits		253,305,000	224,666,000
FHLB advances		52,000,000	61,500,000
Securities sold under repurchase agreements		8,053,000	10,757,000
Subordinated Debt		7,217,000	7,217,000
Stockholders' equity		25,736,000	25,003,000
Equity to assets ratio		7.39%	7.57%
Allowance as a percentage of loans		0.74%	0.75%
Non-performing loans as a percentage of loans		0.16%	0.21%

Per common share:

Closing Market Price		14.70	14.50
Tangible book value		10.46	10.07

	Three Months Ended December 31		Six Months Ended December 31
Selected Operating Data:	2005	2004	2005	2004

Net interest income	$2,326,000	$2,384,000	$4,675,000	$4,706,000
Provision for loan losses	85,000	95,000	205,000	245,000
Noninterest income	533,000	764,000	1,073,000	1,455,000
Noninterest expense	1,729,000	1,605,000	3,461,000	3,248,000
Income taxes	366,000	574,000	722,000	1,002,000
Net income	$ 679,000	$ 874,000	$1,360,000	$1,666,000
Per common share:
Net earnings:
Basic	$ .31	$ .39	$ .61	$ .75
Diluted	$ .30	$ .38	$ .60	$ .73

Cash dividends	$ .09	$ .09	$ .18	$ .18

Average basic shares outstanding	2,223,891	2,220,861	2,223,828	2,226,359
Average diluted shares outstanding	2,276,250	2,281,041	2,276,414	2,288,348

Profitability Ratios:

Return on average assets	.78%	1.08%	.80%	1.04%

Return on average common equity	10.54%	12.97%	10.67%	12.50%

Net interest margin	2.86%	3.17%	2.93%	3.12%
Net interest spread	2.58%	2.95%	2.66%	2.90%

Efficiency Ratio	60.48%	50.98%	60.22%	52.72%

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